Exhibit 21

Subsidiaries of Registrant

US Subsidiaries*

1.	BFI Medical Waste, Inc. (Delaware)
2.	Boost GP Acquisition HoldCo, LLC (Delaware)
3.	Shred-it US HoldCo, Inc. (Delaware)
4.	Stericycle Communication Solutions, Inc. (Delaware)
5.	Stericycle Environmental Solutions, Inc. (Delaware) (f/k/a PSC Holdings, Inc.)
6.	Stericycle International, LLC (Delaware)
7.	Stericycle Management, LLC (Delaware)
8.	Stericycle Specialty Waste Solutions, Inc. (Delaware)
9.	The MPB Group, LLC (Delaware)

Non-US Subsidiaries*

1.	Habitat Ecologico S A (Argentina)
2.	Medam S. De R.L. De C.V. (Mexico)
3.	Metalchem/DRS BVBA (Belgium)
4.	Stericycle Cyprus Ltd (Cyprus)
5.	SRCL Ireland Limited (Ireland)
6.	Stericycle Romania SRL (Romania)
7.	Stericycle Gestao Ambiental Ltda. (Brazil)
8.	Stericycle Japan Co. Ltd. (Japan)
9.	Stericycle Chile SA (Chile)
10.	Stericycle Espana S.L.U. (Spain)
11.	Stericycle Europe S.a.r.l. (Luxembourg)
12.	Stericycle International Holdings Limited (UK)
13.	Stericycle Netherlands Holdings B.V. (Netherlands)
14.	Stericycle Portugal, Lda. (Portugal)
15.	Stericycle ULC (Canada)
16.	Shred-it France (France)
17.	Shred-it GmbH (Germany)
18.	SRCL Korea Co., Ltd. (Korea)
19.	Stericycle Australia Pty Ltd (Australia)
20.	Stericycle of Puerto Rico, Inc. (Puerto Rico)
21.	Shred-it Singapore Pte. Ltd. (Singapore)

* States or jurisdictions of incorporation or formation are given in parentheses